Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Originoil, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 70,000,000 shares of common stock of Originoil, Inc. (the “Company”) that have been granted pursuant to the Company’s Restricted Stock Award Plan, of our report dated April 15, 2014, relating to the Company’s 2013 financial statements which appear in Originoil, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on April 14, 2014 .

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Los Angeles, California

April 14, 2014